Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of May 7, 2025 (the “Effective Date”) by and between Matthew Custer (“Executive”) and Cyanotech Corporation (the “Company”).

Upon the Effective Date, this Agreement shall supersede and replace that certain Executive Employment Agreement, dated as of June 16, 2022, between Executive and the Company (the “Former Agreement”), and all other agreements, whether written or oral, related to the terms of Executive’s employment with the Company.

1.	Position; Renewal Date.

Executive will be employed by the Company under this Agreement in the position of President and Chief Executive Officer. Executive will renew contracted employment on June 16, 2025 (the “Renewal Date”).

2.	Duties.

As the Company’s President and Chief Executive Officer, the Executive shall perform such duties and functions as are determined from time to time by the Company’s Board of Directors. In the performance of his duties with the Company, Executive shall at all times comply with the written policies of the Company and be subject to the direction of the Board of Directors.

3.	Term of Employment.

The Company shall continue to employ Executive for a period of up to forty-eight (48) months, renewing on the Renewal Date and ending on June 16, 2029 (the “Contract Term”), subject to earlier termination as set forth in Section 15 (“Termination of Employment”). After the initial forty-eight month period, this Agreement shall continue for successive one-year periods thereafter, subject to the provisions of Section 15 below, and upon the same terms and conditions, except as they may be modified by the parties in writing from time to time, and unless and until written Notice shall be given by either party forty-five (45) days in advance of the end of the initial term or any successive one-year period of the intention not to continue this Agreement (the “Notice Period”) followed by the continued performance of this Agreement for the Notice Period by both parties. The Contract Term of this Agreement shall include all such extensions.

4.	Base Salary.

Executive’s annual base salary will be $225,000.00 (Two-Hundred-Twenty-Five Thousand Dollars and No Cents), with $200,000.00 (Two-Hundred Thousand Dollars and No Cents) paid in cash and the remaining $25,000.00 (Twenty-Five Thousand Dollars and No Cents) delivered to Executive in the form of a Restricted Stock Unit grant made as soon as practicable following the Effective Date that will vest ratably over three years, provided that, in the event of his termination of employment for any reason other than for Cause, the award will vest in full upon his termination.  Future adjustment to Executive’s salary will increase to $250,000 (Two-Hundred-Fifty Thousand Dollars and No Cents), when the company has two consecutive audited break-even quarters.  Executive’s salary will be subject to review annually by the Compensation Committee.

5.	Signing Bonus.

Executive will be entitled to receive a sign-on bonus in the gross amount of $25,000 (Twenty-Five Thousand Dollars and No Cents), if and when the Compensation Committee of the Company’s board of directors and the Company’s Chief Financial Officer jointly determine that, in their sole discretion, that the Company is in a stronger cash position, and provided Executive is employed on the date on which the Company determines it is in a stronger cash position.  Any sign-on bonus will be subject to standard tax withholdings.

6.	Executive Bonus Program.

For each full fiscal year during which Executive remains employed under this Agreement, Executive will have an opportunity to earn a fiscal year-end bonus based upon performance and earnings targets and other standards to be established by the Board or the Compensation Committee for each such year and based upon the Compensation Committee’s and the Board’s evaluations of Executive’s fiscal year results. Bonuses, if any, will be determined and awarded in the Board’s discretion following completion of the Company’s annual audit by independent auditors.

7.	Stock Option Grants.

The Board will grant Executive 150,000 (One-Hundred-Fifty Thousand) stock options exercisable for shares of common stock of the Company under the Company’s 2016 Equity Incentive Plan (the “Plan”). The exercise price for the initial stock option award will be the closing market price on the date of grant. All stock option grants hereunder will be evidenced by and subject to the terms of the Plan and a Stock Option Grant Notice and Option Agreement. The three-year vesting schedule and terms for the stock options will be set forth in the Stock Option Grant Notice and Option Agreement.

8.	Employee Benefit Programs.

Executive will be eligible to participate in, and be covered by, the Company’s employee benefit programs, subject to any preconditions in those programs, upon Executive’s Renewal Date. Specific programs currently in place include: health (physician, prescription, dental, vision) insurance for Executive and his family; a short term and long term disability insurance plan; and group or individual life insurance in the amount set forth in Company’s executive policy. In addition, Executive will be entitled to paid personal time off (“PTO”) on the terms and conditions set forth in applicable Company policies.

9.	Reimbursements.

Executive will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses (including travel to and from Kona) incurred for the purpose of conducting the Company’s business, subject to periodic review and approval of such expenditures by the Compensation Committee.

10.	Conflicting Employment.

Executive shall devote his entire business time, attention and energies exclusively to the business interests of the Company while employed by the Company except as otherwise specifically approved in writing by the Board of Directors.

11.	Noncompetition.

Executive agrees that while he is employed by the Company and for a 6-month period following the Contract Term, Executive will not within the United States of America directly or indirectly compete with the Company by accepting employment or consulting contracts or performing activities for Executive’s own benefit or with or without compensation for the benefit of another (a) with respect to any business which competes with that of the Company and (b) where the activities performed by Executive are substantially similar to those performed by Executive for the Company under this Agreement.

12.	Non-Disparagement.

Executive agrees and covenants that, while he is employed by the Company and for a five (5) year period following the Contract Term, he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, any products, services, or operations of the Company, or any of the former, current, or future officers, directors, or employees of the Company. This Section does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board of Directors.

13.	Confidential Information.

(a)    Confidentiality. Except as herein provided, Executive agrees that during and after termination of his employment with the Company, he (i) shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the prior written consent of the Board except in the performance of Executive’s duties for Company; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow the written directives made by the Board of Directors from time to time regarding Confidential Information.

For purposes of this Agreement “Confidential Information” includes but is not limited to trade secrets, confidential information, knowledge or data of the Company, or any of its clients, customers, consultants, shareholders, licensees, licensors, vendors or affiliates, that Executive may produce, obtain or otherwise acquire or have access to during the course of his employment by the Company (whether before or after the date of this Agreement), including but not limited to: business plans, records, customer files and lists; sales practices; strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers; promotional materials and information; financial matters; mergers; acquisitions; confidential personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; technical data; software programs; finances; operations and production costs; ideas; plans technology; proposals; market analysis; technical services; customer needs; customer purchasing patterns; customer renewal or expiration data; customer concerns; Company pricing, rental or lease rates, and profit margins; Company’s commissions and/or fees; insurer information unique to or tailored to Company; and other information which Company has developed at significant expenditure of time, effort and/or expense. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company.

(b)    Limitation. Executive shall have no obligation under this Agreement to maintain in confidence any information that: (i) is in the public domain at the time of disclosure; (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Executive’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations; or (iii) is shown by documentary evidence to have been known by Executive prior to disclosure to Executive by the Company. Executive is also advised that the misappropriation of trade secrets (a form of Confidential Information, as defined herein) is a violation of law, just like the theft of any property. In addition to state law remedies, the Defend Trade Secrets Act of 2016 (the “DTSA”) enables a trade secret owner to bring a trade secret misappropriation case in federal court. The DTSA generally provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law in the following circumstances: (A) where the individual discloses trade secrets in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (B) where the disclosure is made in a sealed filing in a lawsuit or other proceeding. In addition, the DTSA generally permits an individual to disclose trade secrets to the individual’s attorney in the course of pursuing a lawsuit where the person alleges retaliation for reporting a suspected violation of the law (or uses the trade secret information in such lawsuit, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order). The foregoing is a very generalized summary of the immunity provisions of the DTSA intended to satisfy the notification requirements of the DTSA. The DTSA does not preclude the trade secret owner from seeking breach of contract remedies, however. Executive agrees to seek legal counsel before disclosing any trade secrets if Executive intends to seek immunity under the DTSA.

(c)    Third Party Information. Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees that Executive owes the Company and such third parties, during Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party. Notwithstanding the foregoing, Executive may disclose information following receipt of a Court Order requiring disclosure, but only if he first provides the Company with the prompt notice of the Court Order so that it can object and seek to prevent such disclosure.

(d)    Return of Confidential Material. In the event of Executive’s termination of employment with Company for any reason whatsoever, Executive agrees promptly to destroy or surrender and deliver to Company all records, notes, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his employment, and Executive will not retain or take with him any tangible materials containing or pertaining to any Confidential Information that Executive may produce, acquire or obtain access to during the course of his employment except for copies of Executive’s own employment records. At the Company’s request, Executive will certify in writing that Executive has destroyed or returned, as applicable, all Confidential Information in Executive’s possession.

14.	Intellectual Property.

Executive agrees that all inventions, innovations, improvements, technical information, trade secrets, systems, software developments, ideas, results, methods, designs, artwork, analyses, drawings, reports, copyrights, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of its subsidiaries’ or affiliates’ businesses, research and development or existing or future products or services and which are conceived, developed or made by Executive during his employment with the Company, together with all intellectual property rights therein, including, without limitation, any patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as “Work Product”), shall be the sole and exclusive property of the Company.

For the avoidance of doubt and without limiting the foregoing, (a) the Company shall be the sole owner of all right, title and interest in such Work Product, including all intellectual property rights relating to such Work Product, without Executive retaining any license or other residual right whatsoever, and (b) any rights to any new or existing Work Product are automatically conveyed, assigned and transferred to the Company pursuant to this agreement. Executive hereby waives and renounces all moral rights related, directly or indirectly, to any such existing or new Work Product. Executive will take reasonable steps to promptly disclose such Work Product to the Company’s Board of Directors and perform all actions reasonably requested by the Company (whether during or after the employment) to establish and confirm such ownership (including the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive agrees that any such copyrightable work is work made for hire by Executive for the Company. To the extent that the immediately preceding sentence does not apply to any Work Product, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Executive agrees that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to the Work Product or any Confidential Information, materials, software or other tools made available to Executive by the Company.

15.	Termination of Employment.

(a)    By Company without Cause. The Company may terminate Executive’s employment at any time, with or without cause or advance notice. However, if the Company terminates Executive’s employment without Cause, as that term is defined in Section 15(b) below, or if Executive resigns his employment for Good Reason, as that term is defined in Section 15(c) below, Executive will receive an amount equal to his base salary for twelve (12) months or for the remainder of the Contract Term, whichever is less, together with (a) any other earned but unpaid amounts due under the terms of this Agreement and (b) employee benefits for the applicable severance benefit period (the “Severance Benefits”). To be eligible for Severance Benefits, Executive will be required to sign and not revoke a General Release in a form provided by the Company, on or within 52 days after his final date of employment, as a condition of receiving Severance Benefits. Severance Benefits will be paid in equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, commencing within 60 days following the termination date subject to the potential delay due to the application of Section 15(f). To the extent that any severance payments are deferred compensation under Internal Revenue Code Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the release spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

(b)    By Company for Cause. For purposes of this Agreement, “Cause” will mean (i) Executive’s willful failure or refusal to perform a lawful directive of the Board of Directors that is consistent with Executive’s duties and responsibilities, provided the Company provides Executive with written notice of such failure or refusal and such failure or refusal is not cured within 14 days of receipt of such notice, provided that if it is not possible to cure such failure or refusal within the 14-day period the Executive shall have a reasonable period (not to exceed 60 days) within which to cure the failure or refusal; (ii) Executive’s material misconduct or material violation of his fiduciary obligations or other duties owed to the Company; (iii) Executive’s performance of his duties in a grossly negligent manner, or violation of any law or regulation that may affect Executive’s ability to perform his duties or that is likely to harm the Company’s reputation; (iv) Executive’s conviction of or plea of no contest to any felony or commission of any act, whether or not a felony, that has a material adverse effect on his ability to perform his duties; (v) Executive’s material breach of this Agreement, or Company Policies that apply to him subject to notice and right to cure as in clause (i) above. If Executive’s employment is terminated for Cause, he shall not be entitled to Severance Benefits or payment of any outstanding Bonus, and shall receive only unpaid base salary for services rendered through the date of termination and payment for accrued and unused vacation. Such payment shall be made in a single lump-sum payment on the date of Executive’s termination.

(c)    Executive’s Resignation for Good Reason. For purposes of this Agreement, “Good Reason” will mean that Executive resigns his employment within the Contract Term as result of: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a change in geographic location at which the Executive must perform the services to any location outside the Hawaiian Islands; (iv) any other action or inaction that constitutes a material breach of the terms of this Agreement; or (v) within sixty (60) days following a Change in Control (as defined in the Plan) of the Company. Notwithstanding the foregoing, in no event shall such resignation constitute “Good Reason” unless and until Executive provides written notice to the chairman of the Board of Directors of the existence of the good reason condition, which notice must be within 90 days of its initial existence, and Executive provides the Company with at least 30 days to remedy the good reason condition. If the condition is not remedied, the Executive must terminate his employment within sixty (60) days following the expiration of such remedy period for the termination to be on account of a “Good Reason.”

If Executive resigns for Good Reason, he will receive the Severance Benefits, subject to the requirements provided in Section 15(a).

(d)    Death. Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death. Executive’s legal representative shall receive unpaid compensation for Executive’s services rendered through the date of termination and payment for accrued and unused vacation, which shall be paid in a single lump-sum payment on or before 30 days after Executive’s death.

(e)    Disability. In the event of Executive’s Disability, as defined below, Company shall have the right to terminate Executive’s employment consistent with federal and state laws relating to the rights of persons with disabilities.

For purposes of this Agreement, “Disability” will mean the Executive has been unable by reason of any mental or physical impairment to perform the essential functions of his position for 120 days (whether or not consecutive) during any period of 360 days. A determination of disability shall be made by the Company in consultation with a physician satisfactory to the Executive and the Company, and Executive shall cooperate with the efforts to make such determination. Any such determination shall be conclusive and binding on the parties for the purpose of this Agreement. Any determination of Disability under this Section 15(e) is not intended to alter any benefits Executive may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(f)    Section 409A. Although the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, the payment of any Severance Benefits under this Section 16 is intended to comply with the requirements of Internal Revenue Code Section 409A and final Treasury regulations promulgated thereunder. In no event shall the Executive have the ability to affect the timing of the payment of Severance Benefits by acceleration, deferral, or otherwise. If the payment of any Severance Benefits is not exempt under Section 409A and applicable regulations, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. In the event any of the payments to be made to Executive upon the termination of employment are “deferred compensation” within the meaning of Section 409A, such payment shall be delayed for six months and one day if Executive is a “specified person” for such 409A purposes. No interest shall be due on any amounts deferred pursuant to this Section 15(f).

16.	Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective heirs, executors, legal representatives, successors and assigns. This Agreement is specific to Executive and may not be assigned.

17.	Waiver and Amendment.

No modification, waiver or amendment of this Agreement will be effective unless in writing signed by the Executive and by the Company. No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time.

18.	Entire Agreement.

This Agreement sets forth the entire Agreement and understanding between the Company and Executive relating to the subject matters herein and supersedes all prior or contemporaneous discussions and Agreements between the parties, whether oral or written, including the Former Agreement and any subsequent amendments thereto but prior to the date hereof.

19.	Governing Law.

This Agreement shall be governed by the laws of the State of Hawaii.

20.	Severability.

The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

21.	Arbitration.

Any and all claims, controversies or disputes arising out of or relating to this Agreement, or the breach thereof, which remain unresolved after direct negotiations between Executive and the Company, shall first be submitted to confidential Mediation in Honolulu in accordance with the Rules, Procedures and Protocols for Mediation of Disputes of Dispute Prevention & Resolution, Inc. (“DPRI”), then in effect. If any issues, claims or disputes remain unresolved after mediation concludes, Executive and the Company agree to submit any such issues to binding arbitration in Honolulu before one arbitrator in accordance with the Rules, Procedures and Protocols for Arbitration of Disputes of DPRI, then in effect. However, Executive and the Company agree that the foregoing shall not preclude either of them from seeking any injunctive or equitable relief from a court of competent jurisdiction pursuant to any provision of this Agreement. Executive and the Company each further agree that, subject to Chapter 658A, Hawaii Revised Statutes, as the same may hereafter be amended or recodified, the award of the arbitrator(s) shall be binding upon each of them and that judgment upon the award rendered may be entered in any court of competent jurisdiction.

22.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

The directors of Cyanotech Corporation, as well as its Compensation Committee, which have approved the terms of this Agreement, are very pleased that you have agreed to join the Company and are enthusiastic about the prospects for the Company under your leadership. Please acknowledge your agreement with, and acceptance of, the foregoing terms by signing below where indicated. A copy of this Agreement will be filed with the Securities and Exchange Commission as a public document.

Cyanotech Corporation By: /s/Michael Davis Name: Michael Davis Title: Chairman of the Board Date: May 7, 2025	Executive /s/Matthew Custer Matthew Custer Date: May 7, 2025